UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

THE YANKEE CANDLE COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE YANKEE CANDLE COMPANY, INC.
16 YANKEE CANDLE WAY
SOUTH DEERFIELD, MASSACHUSETTS 01373

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of THE YANKEE CANDLE COMPANY, INC. (the “Company”), a Massachusetts corporation, will be held on Thursday, June 8, 2006, at 10:00 a.m. at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Routes 5 & 10), South Deerfield, Massachusetts 01373 (adjacent to the Company’s South Deerfield flagship store), to consider and act upon the following matters:

1. To elect four (4) Class I directors for the ensuing three years;

2. To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 30, 2006; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 6, 2006 as the record date for the determination of stockholders entitled to receive notice of and vote at the Annual Meeting and any adjournment thereof.

We hope that all stockholders will be able to attend the Annual Meeting in person. In order to ensure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed Proxy whether or not you expect to attend the Annual Meeting. A postage-prepaid envelope has been enclosed for your convenience.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

JAMES A. PERLEY
Secretary

South Deerfield, Massachusetts
April 21, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

THE YANKEE CANDLE COMPANY, INC.
16 YANKEE CANDLE WAY
SOUTH DEERFIELD, MASSACHUSETTS 01373

PROXY STATEMENT

for the 2006 Annual Meeting of Stockholders
to be held on June 8, 2006

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of THE YANKEE CANDLE COMPANY, INC. (the “Company”), a Massachusetts corporation, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 8, 2006, at 10:00 a.m. at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Routes 5 & 10), South Deerfield, Massachusetts 01373 (adjacent to the Company’s South Deerfield flagship store), and at any adjournment or adjournments thereof.

All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised, by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company, or by voting in person at the Annual Meeting.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 (“Fiscal 2005”) is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 28, 2006.

A copy of the Company’s Annual Report on Form 10-K for Fiscal 2005 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Chief Financial Officer, The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, Massachusetts 01373. Copies are also available on the Internet at both the Company’s web site (www.yankeecandle.com) and the United States Securities and Exchange Commission’s EDGAR Database web site (www.sec.gov).

Quorum and Vote Requirement

Stockholders of record at the close of business on April 6, 2006 will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or adjournments thereof. On that date, 41,073,371 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), were issued and outstanding, constituting all of the outstanding voting stock of the Company. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Annual Meeting.

The representation in person or by proxy of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the Annual Meeting. The ratification of the selection of the independent registered public accounting firm requires the affirmative vote of the holders of shares representing a majority of votes cast on the matter.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as votes cast on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the election of directors or the ratification of the selection of the independent registered public accounting firm.

STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2006 unless indicated otherwise, certain information concerning the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to own beneficially five percent (5%) or more of the outstanding shares of the Company’s Common Stock; (ii) each of the Company’s current directors; (iii) each of the Company’s Named Executive Officers (as defined below under “Compensation of Executive Officers”); and (iv) all current executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire on or before April 2, 2006 through the exercise of stock options, and any reference in the footnotes to this table to shares subject to stock options refers only to stock options that are so exercisable. Any shares which a person or entity has the right to acquire on or before April 2, 2006 are deemed to be outstanding for purposes of computing the percentage of outstanding shares of Common Stock held by that person or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Shares of Common	Percentage of
	Stock Beneficially	Outstanding
Name of Beneficial Owner	Owned	Common Stock(1)

5% Stockholders:
FMR Corp.(2)	4,750,600	11.6%
Barclays Global Investors, NA(3)	4,208,884	10.3%
Putnam Investments(4)	2,999,992	7.3%
Farallon Capital Partners, L.P.(5)	2,819,800	6.9%
Blue Harbour Group, LP(6)	2,314,200	5.6%
Wellington Management Company, LLP(7)	2,100,691	5.1
Current Directors:
Michael G. Archbold(8)	0	*
Dale F. Frey(9)	23,750	*
Michael F. Hines(10)	18,750	*
Sandra J. Horbach(11)	5,938	*
Carol M. Meyrowitz(12)	5,625	*
Michael B. Polk(13)	13,750	*
Craig W. Rydin(14)	448,780	*
Ronald L. Sargent(15)	78,107	*
Vijay Vishwanath(16)	0	*
Doreen A. Wright(17)	11,250	*
Other Named Executive Officers:
Harlan M. Kent(18)	87,500	*
Bruce H. Besanko(19)	0	*
Stephen Farley(20)	7,500	*
Paul J. Hill(21)	46,500	*
All Current Directors and Current Executive Officers as a Group (17 persons)(22)	844,165	2.1%

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent (1%) of the outstanding shares of Common Stock.

(1)	There were 40,962,696 shares of Common Stock outstanding on February 1, 2006.

(2)	The information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2006 by FMR Corp. on behalf of itself and others named therein (“FMR”). According to FMR, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of the Company. The interest of one person, Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the

Common Stock of the Company amounted to 4,540,000 shares at December 31, 2005. FMR’s address is 82 Devonshire Street, Boston, MA 02109.

(3)	The information is based solely on a Schedule 13G filed with the SEC on January 27, 2006 by Barclays Global Investors, NA on behalf of itself and other related entities named therein (“Barclays”). According to Barclays, the shares reported are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts. The address of Barclays is 45 Fremont Street, San Francisco, CA 94105.

(4)	The information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2006 by Putnam, LLC d/b/a Putnam Investments on behalf of itself and others named therein (“Putnam”). According to Putnam, no persons other than the persons filing this Schedule 13G/A have an economic interest in the securities reported which relates to more than 5% of the outstanding Common Stock. Securities reported on this Schedule 13G/A as being beneficially owned by Putnam consist of securities beneficially owned by subsidiaries of Putnam which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address of Putnam is One Post Office Square, Boston, MA 02109.

(5)	The information is based solely on a Schedule 13G/A filed with the SEC on February 1, 2006 by Farallon Capital Partners, L.P. on behalf of itself and other related entities named therein (“Farallon”), including various “Farallon Funds” (defined therein), Farallon Capital Management, L.L.C. (the “Management Company”), Farallon Partners, L.L.C. (the “Farallon General Partner”) and various individual managing members named therein (the “Farallon Individual Reporting Persons”). According to Farallon, the shares reported for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Account (defined therein) are owned directly by the Managed Account. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such shares owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such shares. Farallon’s address is One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(6)	The information is based solely on a Schedule 13D filed with the SEC on January 27, 2006 by Blue Harbour Group, LP, a Delaware limited partnership (“Blue Harbour” or “Manager”) on behalf of itself and Blue Harbour Strategic Value Partners Master Fund, LP, a Cayman Islands exempted limited partnership (the “Fund”), Blue Harbour GP, LLC, a Delaware limited liability company (“Fund GP”), Blue Harbour Holdings, LLC, a Delaware limited liability company (“Manager GP”), and Clifton S. Robbins, a citizen of the United States of America (“Mr. Robbins”). According to Blue Harbour, the Fund is the direct owner of the shares of Common Stock reported on this Schedule 13D.

For purposes of disclosing the number of shares beneficially owned by each of the Reporting Persons, Fund GP, as general partner of the Fund, Manager, as the investment manager of the Fund, Manager GP, as the general partner of Manager, and Mr. Robbins, as controlling owner of Fund GP and Manager GP (in addition to serving as Chief Executive Officer of Manager), may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) all shares of the Common Stock that are owned beneficially and directly by the Fund. Fund GP, Manager, Manager GP and Mr. Robbins disclaims beneficial ownership of such shares for all other purposes. Blue Harbour’s address is 240 Greenwich, Avenue, 3rd Floor, Greenwich, CT 06830.

(7)	The information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2006 by Wellington Management Company, LLP (“Wellington Management”). According to Wellington Management, the securities as to which this Schedule is filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. The address of Wellington Management is 75 State Street, Boston, MA 02109.

(8)	Mr. Archbold was elected to the Board of Directors in May 2005.

(9)	Represents shares subject to options.

(10)	Represents shares subject to options.

(11)	Represents shares subject to options.

(12)	Represents shares subject to options.

(13)	Represents shares subject to options.

(14)	Includes 21,880 shares of restricted Common Stock and 426,900 shares subject to options. Mr. Rydin is also the Chief Executive Officer of the Company.

(15)	Includes 72,607 shares subject to options.

(16)	Mr. Vishwanath was elected to the Board of Directors in May 2005.

(17)	Represents shares subject to options.

(18)	Represents shares subject to options.

(19)	Mr. Besanko was appointed Senior Vice President, Finance and Chief Financial Officer in April 2005.

(20)	Represents shares subject to options.

(21)	Represents shares subject to options.

(22)	Includes 822,285 shares subject to options.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Company’s Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that the Company has adopted. Complete copies of the Corporate Governance Guidelines, committee charters and the Company’s Code of Business Conduct and Ethics described below are available on the Investor Information section (under Corporate Governance) of the Company’s website at www.yankeecandle.com.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities. The Guidelines are intended to establish a framework for the conduct of the Board’s business and provide that the principal responsibilities of the directors are to oversee the management of the Company and to serve the best interests of the Company and its stockholders. Among other matters, the Guidelines adopted by the Board:

•	require that a majority of the members of the Board be “independent” directors, as defined by the New York Stock Exchange (the “NYSE”);

•	provide that the non-management directors shall meet regularly in executive session without management present;

•	seek to ensure that the directors have full and free access to management and, as they deem necessary and appropriate, to independent advisors and counsel;

•	require that a non-management director whose responsibilities outside of his or her involvement with the Company change significantly from those held when such director was last elected to the Board (except for internal promotions within their organization) tender his or her resignation upon the change in circumstance, and that management directors must tender their resignations from the Board at the same time they resign or retire from the Company; and

•	provide that the Board and its committees shall conduct an annual self-evaluation to determine whether they are functioning effectively.

The Corporate Governance Guidelines are reviewed annually by the Nominating and Governance Committee.

Board Determination of Independence

Under applicable NYSE rules, a director of the Company will only qualify as “independent” if the Company’s Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company).

The Company currently satisfies the NYSE requirement that a majority of the members of its Board of Directors be independent directors, as each of its non-management directors has been affirmatively determined to be independent pursuant to the requirements of Section 303A.02 of the NYSE Listed Company Manual. Specifically, the Company’s Board of Directors has affirmatively determined (i) that Mr. Frey, Mr. Hines, Ms. Horbach, Mr. Polk, Mr. Vishwanath and Ms. Wright have no relationship with the Company (other than their service as a director) and (ii) that Mr. Archbold, Ms. Meyrowitz and Mr. Sargent have relationships with the Company that the Board of Directors has determined, for the reasons set forth below, do not constitute a “material relationship.” The basis for the determinations that these relationships are not material is as follows:

•	Michael Archbold. Mr. Archbold served in 2005 as the Executive Vice President and Chief Financial Officer of AutoZone, Inc. AutoZone is a wholesale customer of the Company and purchased a total of $380,724 of goods from the Company in 2005. The Board of Directors found this relationship to be immaterial because (i) Mr. Archbold was not involved in the discussions or dealings conducted between AutoZone and the Company and recused himself from any matters related to the Company, and (ii) the $380,724 of purchases and sales is immaterial to both companies, given that AutoZone had net sales of $5.7 billion in its fiscal year 2005 and the Company had net sales of $601 million in Fiscal 2005. Mr. Archbold is no longer an executive officer of AutoZone and is now the Executive Vice President/Chief Financial and Administrative Officer of Saks Fifth Avenue Enterprises.

•	Carol Meyrowitz. Ms. Meyrowitz is the President of The TJX Companies, Inc. TJX is a wholesale customer of the Company and purchased a total of $309,146 of goods from the Company in 2005. The Board of Directors found this relationship to be immaterial because (i) Ms. Meyrowitz is not involved in the discussions or dealings conducted between TJX and the Company and recuses herself from any matters related to the Company, and (ii) the $309,146 of purchases and sales is immaterial to both companies, given that TJX had net sales of $16.1 billion in its fiscal year 2005 and the Company had net sales of $601 million in Fiscal 2005.

•	Ronald Sargent. Mr. Sargent is the CEO of Staples, Inc. Staples is the Company’s primary office products supplier. The Company purchased a total of $652,541 in goods from Staples in 2005. In addition, Staples is a wholesale customer of the Company and purchased a total of $314,352 in goods from the Company in 2005. The Board of Directors found this relationship to be immaterial because (i) Mr. Sargent is not involved in the discussions or dealings conducted between Staples and the Company and recuses himself from any matters related to the Company, and (ii) the $966,893 in aggregate purchases and sales is immaterial to both companies, given that Staples had net sales of $16.1 billion in its fiscal year 2005 and the Company had net sales of $601 million in Fiscal 2005.

Section 303A.02(b) of the NYSE Listed Company Manual also sets forth certain relationships that would preclude a finding of independence if applicable to any director. None of the directors has any relationship that falls within any of the Section 302A.02(b) precluded categories.

The remaining director, Mr. Rydin, is the Chief Executive Officer of the Company and therefore not independent.

Director Candidates

The Nominating and Governance Committee is primarily responsible for identifying and evaluating qualified individuals for consideration as director candidates. The process followed by the Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and/or the Board. In addition, during Fiscal 2005, the Committee utilized the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge and experience in matters relevant to the Company, any potential conflicts of interest and the commitment and ability to make positive contributions to the Company’s decision-making process and otherwise act in the interests of the stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

The Nominating and Governance Committee will also consider qualified candidates properly proposed by stockholders. Stockholders may recommend individuals to the Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s Common Stock for at least a year as of the date such recommendation is made, to: Nominating and Governance Committee, c/o James A. Perley, General Counsel, The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, Massachusetts 01373. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under the Company’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth below under “Other Matters — Stockholder Proposals.”

At the Annual Meeting, stockholders will be asked to consider the election of Messrs. Archbold and Vishwanath, who, although each is currently a director, are being nominated for election by stockholders for the first time. Both Mr. Archbold and Mr. Vishwanath were recommended to the Nominating and Governance Committee as the result of search processes conducted by a third party executive search firm. The Board elected Mr. Vishwanath as a director in April 2005 and Mr. Archbold in May 2005. Each was appointed as a Class I director and Mr. Archbold’s and Mr. Vishwanath’s terms therefore expire as of the 2006 Annual Meeting. The Board of Directors is recommending that each be re-elected to a full three-year term.

Board Meetings and Attendance

Under the Corporate Governance Guidelines adopted by the Board, directors are expected to regularly attend Board meetings and meetings of the committees on which they serve, and to devote the time needed to discharge their responsibilities properly. The Board met nine times during Fiscal 2005, either in person or by teleconference. During Fiscal 2005, each of the current directors attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she then served. The non-management directors meet regularly in executive sessions, typically following each regularly scheduled meeting of the Board.

Board Committees

The Board of Directors is responsible for the general supervision and oversight of the affairs of the Company. In order to assist it in carrying out these duties, the Board has established and delegated certain authority to the following standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee.

Each of these committees operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the Corporate Governance section of the Company’s website, www.yankeecandle.com.

Audit Committee

The current members of the Audit Committee of the Board of Directors are Dale F. Frey (Chair), Michael G. Archbold, Michael F. Hines and Doreen A. Wright. Ronald L. Sargent also served on the Audit Committee for a portion of Fiscal 2005 before being rotated off of the Committee. Mr. Frey has served on the Audit Committee since June 2001, Mr. Hines since February 2003 and Mr. Archbold and Ms. Wright since June 2005. The Audit Committee met eight times during Fiscal 2005 either in person or by teleconference.

The Board has determined that Messrs. Frey, Archbold and Hines are “audit committee financial experts” as that term is defined under SEC rules.

The Board of Directors has determined that each member of the Audit Committee (i) is independent within the meaning of the applicable NYSE Corporate Governance Listing Standards, (ii) is financially literate, as interpreted by the Board, in accordance with the requirements of the NYSE, (iii) has accounting or related financial management expertise, as interpreted by the Board, and (iv) satisfies the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Management is responsible for the preparation of the Company’s financial statements and the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and its internal accounting policies and procedures. The Audit Committee’s primary responsibilities include (i) appointing, approving the compensation of, and assessing the independence of the Company’s independent outside auditors, (ii) overseeing the services provided by the independent auditors, including the review of the scope and results of the audit performed by the independent auditors, (iii) approving audit and permitted non-audit services to be provided by the independent auditors, (iv) reviewing and discussing with management the Company’s financial statements, earnings releases and other financial reporting, (v) reviewing and monitoring the Company’s internal accounting policies, standards and procedures, including its internal audit processes and its system of internal control over financial reporting and disclosure controls and procedures, (vi) monitoring the Company’s Code of Business Conduct and Ethics, including procedures for the receipt and retention of accounting related complaints and concerns, (vii) meeting independently with the Company’s internal auditing staff, independent auditors and management, and (viii) such other functions as may from time to time be delegated to it by the Board of Directors.

The Audit Committee Report required by SEC rules is included on page 13 of this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee of the Board of Directors are Sandra J. Horbach (Chair), Carol M. Meyrowitz and Michael B. Polk. Doreen A. Wright also served on the Compensation Committee for a portion of Fiscal 2005 before being appointed to the Audit Committee. Ms. Horbach has served on the Compensation Committee since April 1999, Mr. Polk since June 2003 and Ms. Meyrowitz since September 2004. The Compensation Committee met four times during Fiscal 2005, either in person or by teleconference. The Board of Directors has determined that each member of the Compensation Committee is independent as defined under the applicable rules of the NYSE.

The Compensation Committee assists the Board of Directors in its oversight of the Company’s executive compensation policies and practices. The Compensation Committee’s primary responsibilities include (i) determining and annually reviewing the compensation of the Company’s Chief Executive Officer, including reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers, (iii) overseeing an evaluation of the Company’s senior executives, (iv) overseeing and administering the Company’s cash and equity incentive plans, (v) reviewing and approving all equity compensation grants, plans and amendments, (vi) reviewing and making recommendations to the Board with respect to director compensation, (vii) periodically reviewing and making recommendations to the Board relating to management succession planning, and (viii) such other functions as may from time to time be delegated to it by the Board of Directors.

The Compensation Committee Report required by SEC rules is included on page 23 of this Proxy Statement.

Nominating and Governance Committee

The current members of the Company’s Nominating and Governance Committee are Ronald L. Sargent (Chair), Sandra J. Horbach and Vijay Vishwanath. Ms. Horbach and Mr. Sargent have each served on the Committee since its inception in 2002. Mr. Vishwanath joined the Committee in April 2005. The Nominating and Governance Committee met four times during Fiscal 2005, either in person or by teleconference. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent as defined under the applicable rules of the NYSE.

The Nominating and Governance Committee assists the Board of Directors in identifying and recommending qualified candidates for election as directors to the Board and in developing and reviewing the corporate governance policies and principles of the Company and the Board. The Nominating and Governance Committee’s primary responsibilities include (i) identifying individuals qualified to become Board members, (ii) recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees, (iii) developing, recommending to the Board and periodically reviewing the Company’s Corporate Governance Guidelines and other governance policies and practices applicable to the Company and the Board, (iv) overseeing an annual evaluation of the Board and its committees, (v) administering, overseeing and periodically reviewing and recommending to the Board any changes in the Company’s Code of Business Conduct and Ethics and (vi) such other functions as may from time to time be delegated to it by the Board of Directors.

Executive Committee

The current members of the Executive Committee of the Board of Directors are Sandra J. Horbach, Ronald L. Sargent and Craig W. Rydin. Ms. Horbach has served on the Executive Committee since its inception in 1999, Mr. Rydin since March 2001 and Mr. Sargent since February 2005. The Executive Committee is empowered to exercise all of the powers and authority of the Board of Directors to the extent permitted by law. The Executive Committee meets only if and as necessary between meetings of the full Board and all actions taken are reported to the Board at the next Board of Directors meeting. The Executive Committee met two times in Fiscal 2005.

Director Attendance at Annual Meeting of Stockholders

The directors are expected to attend the annual meeting of stockholders. All but one of the current directors who were also directors at the time of the 2005 annual meeting of stockholders attended the meeting.

Presiding Director

The Board, acting upon the recommendation of the Nominating and Governance Committee, periodically designates one of the directors to act as “Presiding Director.” The duties of the Presiding Director include convening and presiding over all executive sessions and other meetings of non-management directors, and acting as the Board’s primary contact and liaison with the Company’s Chief Executive Officer. The identity of the current Presiding Director can be found in the Corporate Governance section of the Company’s website,

www.yankeecandle.com. The current Presiding Director is Ronald L. Sargent, who has been designated by the Board to serve in this capacity until at least the 2006 Annual Meeting of Stockholders.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties. Stockholders who wish to send communications to the Board may do so either (i) by mail to Board of Directors, c/o James A. Perley, General Counsel, The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, Massachusetts 01373, or (ii) by e-mail to board@yankeecandle.com. Under procedures approved by the Board, including a majority of the independent directors, all substantive communications shall be reviewed by the Company’s General Counsel and forwarded or reported to the Presiding Director, the non-management directors and/or the full Board, as deemed appropriate, with the exception of those communications relating to ordinary or routine business affairs, personal grievances or matters as to which the Company tends to receive repetitive or duplicative communications.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has posted a current copy of the code on its website, which is located at www.yankeecandle.com. In addition, the Company intends to post on its website all disclosures that are required by law or NYSE stock market listing standards concerning any amendments to, or waivers from, any provision of the Code. The Code is reviewed annually by the Nominating and Governance Committee.

Compensation of Directors

Under the Company’s 2005 Director Compensation Plan (the “2005 Plan”) all non-employee directors were paid cash and equity compensation with respect to their service during Fiscal 2005. Under the 2005 Plan, eligible directors were paid, subject to the terms of the 2005 Plan, (i) a retainer of $15,000 per annum, (ii) a fee equal to $3,000 for each meeting of the Board which the eligible director personally attended, and $1,500 for each meeting of the Board in which the eligible director participated by telephone, and (iii) a fee equal to $1,250 for each committee meeting in which the eligible director participates, if attending in person, and $625 if the eligible director participated by telephone. Mr. Frey, as Chair of the Audit Committee, received an additional $4,000 retainer in recognition of such service, while Ms. Horbach and Mr. Sargent, as Chairs of the Compensation and Nominating and Governance Committees, respectively, received $2,000 each.

In addition to the foregoing cash compensation, the 2005 Plan provided for an initial option grant to purchase 20,000 shares of the Company’s Common Stock to be made upon the election of any new director. The 2005 Plan further provided for each eligible director to receive an annual award of 500 restricted shares of the Company’s Common Stock for each regularly scheduled Board meeting attended by the eligible director during the applicable calendar year, up to a maximum of 2,000 shares per year in the aggregate. Accordingly, Mr. Vishwanath received an option to purchase 20,000 shares of the Company’s Common Stock at $32.81 per share (which was the closing price of the Company’s Common Stock as reported by the New York Stock Exchange on the business day immediately preceding the date on which the option was granted) upon his election to the Board in April 2005 and Mr. Archbold received an option to purchase 20,000 shares of the Company’s Common Stock at $28.76 per share (which was the closing price of the Company’s Common Stock as reported by the New York Stock Exchange on the business day immediately preceding the date on which the option was granted) upon his election to the Board in May 2005, each such option grant vesting ratably over a four year period. In addition, in accordance with the terms of the 2005 Plan, on March 10, 2006 each of Mr. Archbold, Mr. Frey, Mr. Hines, Ms. Horbach, Ms, Meyrowitz, Mr. Polk, Mr. Sargent, Mr. Vishwanath and Ms. Wright received an award of 2000 restricted shares of the Company’s Common Stock.

Mr. Rydin is a management director and is therefore not eligible for and did not receive any compensation under the 2005 Plan.

In 2005, the Compensation Committee retained a third party compensation consulting firm to evaluate the Company’s director compensation program. As a result of the independent analysis, which benchmarked the Company’s program with those of the peer group companies used for the Company’s executive compensation program, the Company recommended and the Compensation Committee approved a 2006 Director Compensation Plan (the “2006 Plan”) pursuant to which all non-employee directors shall continue to be entitled to cash and equity compensation with respect to their service during Fiscal 2006. Under the 2006 Plan, eligible directors will be paid, subject to the terms of the 2006 Plan, (i) a retainer of $30,000 per annum, (ii) a fee equal to $2,250 for each meeting of the Board which the eligible director personally attended, and $1,125 for each meeting of the Board in which the eligible director participated by telephone, and (iii) a fee equal to $1,250 for each committee meeting in which the eligible director participates, if attending in person, and $625 if the eligible director participated by telephone. The Chair of the Audit Committee will receive an additional $4,000 retainer in recognition of such service, while the Chairs of the Compensation and Nominating and Governance Committees will receive $2,000 each. The equity provisions of the 2006 Plan remain as set forth in the 2005 Plan with respect to the granting of an option to purchase 20,000 shares of the Company’s Common Stock upon the election of any new Director. The 2006 Plan further provides for each eligible director to receive an annual grant of an option to purchase 1,250 shares of the Company’s Common Stock for each regularly scheduled Board meeting attended by the eligible director during the applicable calendar year, up to a maximum of 5,000 shares per year in the aggregate.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is currently comprised of the four directors named below. Messrs. Frey and Hines served on the Committee at all times during 2005, while Mr. Archbold and Ms. Wright served on the Committee since June 2005. The Board has determined that each member of the Audit Committee is independent within the meaning of the applicable NYSE rules. Each member also satisfies the SEC’s additional independence requirements for members of audit committees. The Board has also determined that Messrs. Frey, Archbold and Hines are “audit committee financial experts” as that term is defined under SEC rules.

Management is responsible for the preparation of the Company’s financial statements and the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting and financial personnel and the independent registered public accounting firm, among other things, the following:

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	the Company’s internal control over financial reporting;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s accounting and financial personnel.

The Audit Committee reviewed the Company’s audited financial statements for Fiscal 2005 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the Fiscal 2005 audited financial statements and the matters required by applicable rules and regulations with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Company’s independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with Deloitte & Touche LLP the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit related services to the Company which are referred to below under “Ratification of Selection of Independent Registered Public Accounting Firm” is compatible with maintaining such registered public accounting firm’s independence. The Audit Committee has also received from and discussed with Deloitte & Touche LLP various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and do not themselves audit the Company’s financial statements. Members of the Audit Committee are entitled to and do rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditors. Accordingly, the Audit Committee’s oversight cannot guaranty that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above cannot guaranty that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s registered public accounting firm is in fact “independent.”

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Audit Committee of the Board of Directors

Dale F. Frey (Chair)
Michael G. Archbold
Michael F. Hines
Doreen A. Wright

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation of Executive Officers

Summary Compensation Table.  The following table sets forth information concerning the compensation for services rendered to the Company for Fiscal 2005, the fiscal year ended January 1, 2005 (“Fiscal 2004”) and the fiscal year ended January 3, 2004 (“Fiscal 2003”) of the Company’s Chief Executive Officer and the four other most highly paid (based on salary and bonus) executive officers during Fiscal 2005 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation(2)
				Awards
				Restricted	Securities
Name and	Fiscal	Annual Compensation(1)		Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus(3)	Awards	Options(#)	Compensation(4)

CRAIG W. RYDIN	2005	$726,243	$475,000	—	45,000	$25,250
Chairman and	2004	544,365	408,816	—	57,800	24,100
Chief Executive Officer	2003	467,308	350,481	—	50,000	26,000
HARLAN M. KENT	2005	$408,029	$200,168	—	25,000	$25,250
President and Chief	2004	327,475	160,280	—	25,000	24,100
Operating Officer	2003	252,881	141,613	—	35,000	25,058
BRUCE H. BESANKO(5)	2005	$248,461	$140,000	—	60,000	$78,142
Senior Vice President, Finance and	2004	—	—	—	—	—
Chief Financial Officer	2004	—	—	—	—	—
STEPHEN FARLEY(6)	2005	$317,308	$84,416	—	43,000	$159,325
Senior Vice President,	2004	—	—	—	—	—
Retail	2004	—	—	—	—	—
PAUL J. HILL	2005	$263,537	$65,883	—	13,500	$25,250
Senior Vice President,	2004	244,510	91,721	—	12,000	24,100
Supply Chain	2004	228,042	114,021	—	30,000	24,561

(1)	In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for each executive officer for each fiscal year shown.

(2)	The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during any fiscal year covered.

(3)	Represents amounts paid under the Company’s Management Incentive Plan for the relevant fiscal year, regardless of when paid.

(4)	Fiscal 2005 amounts consist of (i) a matching contribution of $20,000 under the Company’s Executive Deferred Compensation Plan with respect to Messrs. Rydin, Kent, Besanko, Farley and Hill, (ii) a matching contribution of $5,250 under the Company’s 401(k) plan for Messrs. Rydin, Kent and Hill, and $3,998 for Mr. Besanko, and (iii) with respect to Messrs. Besanko and Farley, $54,144 and $139,325, respectively, representing reimbursement for relocation and transitional living expenses. Fiscal 2004 amounts consist of (a) a matching contribution of $20,000 under the Company’s Executive Deferred Compensation Plan with respect to Messrs. Rydin, Kent and Hill and (b) a matching contribution of $4,100 under the Company’s 401(k) plan for Messrs. Rydin, Kent and Hill. Fiscal 2003 amounts consist of (x) matching contributions of $20,000 under the Company’s Executive Deferred Compensation Plan with respect to Messrs. Rydin, Kent and Hill, and (y) matching contributions under the Company’s 401(k) plan of $6,000 for Mr. Rydin, $5,058 for Mr. Kent, and $4,561 for Mr. Hill.

(5)	Mr. Besanko joined the Company in April 2005. Mr. Besanko’s bonus for 2005 represents a guaranteed minimum bonus paid by the Company pursuant to Mr. Besanko’s employment contract (see below).

(6)	Mr. Farley joined the Company in January 2005.

Option Grants Table.  The following table sets forth certain information concerning grants of stock options made by the Company to Named Executive Officers in Fiscal 2005.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of	Percent of
	Shares	Total Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price per	Expiration	Present
Name	Granted(1)	Fiscal Year	Share(2)	Date	Value

Craig W. Rydin	45,000	9.42%	$32.21	7/04/2015	$401,742	(3)
Harlan M. Kent	25,000	5.23%	$32.21	7/04/2015	$223,190	(3)
Bruce H. Besanko	60,000	12.55%	$31.99	4/03/2015	$489,522	(4)
Stephen Farley	30,000	9.00%	$32.37	1/09/2015	$239,439	(5)
	13,000		32.21	7/04/2015	116,059	(3)
Paul J. Hill	13,500	2.82%	$32.21	7/04/2015	$120,523	(3)

(1)	Each of the above option grants vests ratably over a four year period commencing on the date of the grant.

(2)	In each of the above instances, the exercise price per share of the options granted is equal to the fair market value of the Company’s Common Stock on the grant date, as determined by the closing sale price of the Company’s Common Stock reported by the New York Stock Exchange on the grant date.

(3)	The estimated present values at grant date have been calculated using a Black-Scholes option pricing model, based upon the following assumptions: a four year expected life of option; a dividend yield of

0.01%; expected volatility of 27.59%; and a risk free interest rate of 3.90%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option.

(4)	The estimated present values at grant date have been calculated using a Black-Scholes option pricing model, based upon the following assumptions: a four year expected life of option; a dividend yield of 0.01%; expected volatility of 26.36%; and a risk free interest rate of 4.13%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option.

(5)	The estimated present values at grant date have been calculated using a Black-Scholes option pricing model, based upon the following assumptions: a four year expected life of option; a dividend yield of 0.01%; expected volatility of 22.87%; and a risk free interest rate of 3.73%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.  The following table sets forth certain information concerning the exercise of stock options during the Fiscal 2005 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Shares of
			Common Stock Underlying	Value of Unexercised
	Shares		Unexercised Options at	In-The-Money Options
	Acquired	Value	Fiscal Year End	at Fiscal Year End (1)
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Craig W. Rydin	12,500	$209,125	426,950 / 113,350	$4,927,875/111,250
Harlan M. Kent	0	0	87,500 / 67,500	$536,950/104,750
Bruce H. Besanko	0	0	0 / 60,000	$0/0
Stephen Farley	0	0	0 / 43,000	$0/0
Paul J. Hill	60,000	$1,191,600	46,500 / 42,000	$240,000/86,100

(1)	Based on the fair market value of the Company’s Common Stock as of December 30, 2005, the last business day of Fiscal 2005, as determined by the closing sale price of the Company’s Common Stock reported by the New York Stock Exchange on such date ($25.60), less the applicable option exercise price.

Long Term Incentive Plan Awards — Performance Shares

Long Term Incentive Plan Awards Table.  The following table sets forth certain information concerning awards of Performance Shares made by the Company to each of the Named Executive Officers in Fiscal 2005.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR(1)

			Estimated Future Payouts Under
	Number of Shares,	Performance or Other	Non-Stock Price-Based Plans
	Units or Other	Period Until Maturation	Threshold	Target	Maximum
Name	Rights (#)(2)	or Payout(3)	(# of Shares)(4)	(# of Shares)	(# of Shares)(5)

		Following the End
Craig W. Rydin	45,000	of Fiscal 2007	31,500	45,000	78,750
		Following the End
Harlan M. Kent	10,000	of Fiscal 2007	7,000	10,000	17,500
		Following the End
Bruce H. Besanko	10,000	of Fiscal 2007	7,000	10,000	17,500
		Following the End
Stephen Farley	4,000	of Fiscal 2007	2,800	4,000	7,000
		Following the End
Paul J. Hill	5,000	of Fiscal 2007	3,500	5,000	8,750

(1)	The awards set forth in this table do not include certain awards made under Award of Performance Shares Agreements issued to Messrs. Rydin, Kent and Hill on January 7, 2005, as such awards were considered by the Company to have been related to Fiscal 2004 compensation and were therefore previously reported in the Company’s Annual Proxy Statement dated April 29, 2005 and filed with the SEC.

(2)	The share amounts reported in this column reflect the target number of Performance Shares awarded under the Award of Performance Shares Agreement (“Agreement”) entered into by the Company with the applicable Named Executive Officer. Each of the Agreements provides that the Company will issue shares of its common stock (“Performance Shares”) under the Company’s 1999 Stock Option and Award Plan, or its 2005 Stock Option and Award Plan, to the recipients, subject to the Company attaining targeted levels of cumulative earnings per share (“EPS”) for the three fiscal years covered by the Agreement (in this case, Fiscal 2005 and the fiscal years ending December 30, 2006 and December 29, 2007). The Agreement for each recipient fixes a target number of Performance Shares for that recipient. The actual number of Performance Shares issued to the recipient will range from 0% to 175% of the target number, depending upon the Company’s actual cumulative EPS for those three fiscal years. If the Company does not attain cumulative EPS of at least 90% of the targeted cumulative EPS performance established by the Compensation Committee of the Board of Directors with respect to the applicable three fiscal years, then no Performance Shares will be issued under this grant (absent the exercise of discretion by the Compensation Committee). The EPS targets for Fiscal 2005 and the fiscal years ending December 30, 2006 and December 29, 2007 were established by the Compensation Committee in February 2005, are set forth in the Agreements and are the same for each Named

Executive Officer. The Compensation Committee has the authority to adjust the EPS targets to reflect events such as share repurchases or equity financings by the Company that affect the number of outstanding shares of common stock and acquisitions or other unusual events that affect the Company’s net income. The Performance Share awards are subject to forfeiture and other conditions, all as more fully set forth in the Agreements.

(3)	The Company will issue the Performance Shares, if any, to the Named Executive Officers following the Company’s publication of its financial results for the fiscal year ending December 29, 2007. In addition, the Company will at that time make a cash payment to each recipient in an amount equal to (i) the amount (if any) of dividends per share of common stock payable between the date of the Agreement and the date of issuance of the Performance Shares, multiplied by (ii) the number of Performance Shares issued to such recipient.

(4)	The “threshold” amount reported in this column is the number of actual Performance Shares to be issued (70% of the target number) if the Company attains a cumulative EPS performance for the applicable three fiscal years equal to 90% of the Company’s targeted cumulative EPS performance.

(5)	The “maximum” amount reported in this column is the number of actual Performance Shares (175% of the target number) to be issued if the Company attains a cumulative EPS performance for the applicable three fiscal years equal to or greater than 115% of the Company’s targeted cumulative EPS performance.

Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005:

Equity Compensation Plan Information

(c)
Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))(1)

Equity compensation plans approved by security holders	2,243,155	$23.10	1,450,251
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A
Total	2,243,155	$23.10	1,450,251

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2005, the referenced 1,450,251 shares may also be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards under the Yankee Candle 1999 and 2005 Stock Option and Award Plans.

(2)	The Company has no equity compensation plans that have not been approved by security holders.

Employment Contracts, Termination Of Employment And Change-In-Control Arrangements

On March 31, 2001, the Company entered into an employment agreement with Mr. Rydin pursuant to which the Company agreed to pay to Mr. Rydin an annual base salary of $360,000 and to allow him to participate in the Company’s executive bonus plan (with a guaranteed bonus for 2001 based upon 70% of his base salary pro-rated for the portion of the year he was employed) and other benefit programs of the Company available to executives. Mr. Rydin also received a one-time sign-on bonus of $165,000, a portion of which would have to have been repaid to the Company if he resigned or was terminated for cause (as defined in his agreement) prior to April 23, 2003 (the second anniversary of the start of his employment); received additional payments totaling $165,000, payable in installments of $75,000 on March 2, 2002, $15,000 on August 3, 2002 and $75,000 on October 2, 2002, contingent on his continued employment with the Company on those dates; and was reimbursed for relocation and transitional living expenses. The Company granted Mr. Rydin 35,000 shares of restricted Common Stock, which vested in installments over the period ending October 2, 2002, with unvested shares being forfeited to the Company if his employment terminated during this period; and granted Mr. Rydin an option for 500,000 shares of Common Stock, which vests ratably over a four-year period. If the Company terminated Mr. Rydin’s employment prior to April 23, 2003 other than for cause, the Company would have had to continue to pay to Mr. Rydin his base salary for a two-year period following employment termination, subject to Mr. Rydin’s execution of a two-year non-compete agreement with the Company, and continue to provide medical benefits to Mr. Rydin for up to three years after employment termination. If, within 24 months following a change in control of the Company (as defined in his agreement), the Company terminates Mr. Rydin’s employment other than for a cause or Mr. Rydin resigns for good reason (as defined in his agreement), the Company will continue to pay to Mr. Rydin his base salary plus the average of his two most recent annual bonuses for a two-year period following employment termination, subject to Mr. Rydin’s execution of a two-year non-compete agreement with the Company, and continue to provide medical benefits to Mr. Rydin for up to three years after employment termination.

On May 2, 2001, the Company entered into an employment agreement with Mr. Kent pursuant to which the Company agreed to pay to Mr. Kent an annual base salary of $220,000 and to allow him to participate in the Company’s executive bonus plan (with a target bonus of 40% of his annual base salary pro-rated for the portion of the year he was employed) and other benefit programs of the Company available to executives. Mr. Kent also received a one-time sign-on bonus of $15,000 and was reimbursed for relocation and transitional living expenses. The Company granted Mr. Kent an option for 70,000 shares of Common Stock, which vests ratably over a four-year period. If the Company terminates Mr. Kent’s employment other than for cause (as defined in his agreement), the Company will pay to Mr. Kent a one-time severance payment in the amount of his annual base salary.

On March 23, 2005, the Company entered into an employment letter agreement with Bruce H. Besanko, the Company’s new Senior Vice President, Finance and Chief Financial Officer. The agreement provides that, among other things, Mr. Besanko shall: (i) receive an initial annual salary of $340,000; (ii) be eligible to participate in the Company’s Management Incentive Plan, with a target bonus of 55% of his base salary (with respect to Fiscal 2005 only, the Company guaranteed Mr. Besanko a minimum bonus payment of $140,000); (iii) be awarded a stock option to purchase 60,000 shares of the Company’s common stock, such option to have an exercise price equal to the closing price of the Company’s common stock on the first day of employment, and to vest in four equal annual installments beginning on the first anniversary of the date of grant; (iv) enter into an Award of Performance Shares Agreement with the Company, pursuant to which the Company will issue shares of its common stock (“Performance Shares”) under its 1999 Stock Option and Award Plan and/or any successor plan, subject to the Company attaining targeted levels of cumulative earnings per share for the three fiscal years ending December 31, 2005, December 30, 2006 and December 29, 2007 (Mr. Besanko’s target number of Performance Shares is 10,000, although the actual number of Performance Shares may range from 0% to 175% of the target number, depending upon the Company’s cumulative earnings per share for those three fiscal years); and (v) receive reimbursement for relocation and interim living expenses, which may not exceed $175,000 in the aggregate. The agreement further provides that Mr. Besanko shall be entitled to receive a lump sum severance payment equal to one year of his then current base salary plus a pro rated portion of his target bonus for such year if his employment is terminated by the Company for any reason other than for “Cause” (as defined in his agreement).

Certain Relationships and Related Transactions

None

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members have been officers or employees of the Company or its subsidiaries. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers served as a member of the Board of Directors or Compensation Committee of the Company.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is currently comprised of the following three directors: Sandra J. Horbach (Chair), Carol M. Meyrowitz and Michael B. Polk. Doreen A. Wright also served on the Compensation Committee for a portion of Fiscal 2005 before being appointed to the Audit Committee. Ms. Horbach has served on the Compensation Committee since April 1999, Mr. Polk since June 2003 and Ms. Meyrowitz since September 2004. The Board has determined that each member of the Compensation Committee is independent within the meaning of the applicable NYSE rules.

The Committee is responsible for developing, implementing and administering the Company’s cash and equity compensation policies. These responsibilities include, among other things, determination of the cash and equity compensation paid to the Company’s CEO and other executive officers, the establishment and administration of the Company’s incentive programs and the review and approval of all stock options or other awards pursuant to the Company’s equity compensation plans.

The objectives of the Company’s compensation policies, and the goals of the Board of Directors and the Committee in administering the same, are (i) to provide a level of compensation that will allow the Company to attract, motivate, retain and reward talented executives who have the ability to contribute to the success of the Company, (ii) to link executive compensation to the success of the Company through the use of bonus payments based in whole or in part upon the Company’s performance (or that of a particular business unit), (iii) to align the interests of the executives with those of the Company’s stockholders through equity participation, including the use of stock awards or option grants, thereby providing incentive for, and rewarding, the attainment of objectives that inure to the benefit of the Company’s stockholders, and (iv) to motivate and reward high levels of performance or achievement.

Executive Compensation Program

Beginning in 2004 and continuing in 2005, the Committee retained at the Company’s expense a third party compensation consulting firm to assist the Committee in performing a comprehensive review of the Company’s executive compensation program and practices. As a result of this project, which remains ongoing, the Company established a more formal Executive Compensation Program covering those members of management at the Vice President level or higher, together with other key management personnel, if any, that may be included from time to time by the Company and the Committee in their discretion (the “Program”).

The Company is committed to providing competitive compensation opportunities to participants in the Program who are performing at a fully satisfactory level. Accordingly, as part of the Program the Committee’s consultant conducted extensive market research of comparable companies in order to develop the information necessary to establish market compensation levels. For purposes of determining market levels of compensation, the Company benchmarked itself against a group of organizations within the retail/wholesale sector using reliable industry surveys and other available data that reflect, to the extent possible, pay levels at such companies. Organizations in this benchmarking group or peer group were selected based upon their having some or all of the following characteristics: (i) strong or emerging brands, (ii) strong financial performance (based on objective metrics such as earnings, growth, return on invested capital and other such measures), (iii) multi-channel business and distribution models and (iv) specialty retailing focus. The composition of the peer group is reviewed periodically by the Committee and the Committee may change the actual composition from time-to-time, as it deems appropriate, in order to better reflect the Company’s labor market for executive talent. The Committee made minor changes to the composition of the peer group in 2005 as a result of merger and acquisition activity. There are currently a total of 25 companies in the peer group. Given the number of companies in the group, minor changes in the group’s composition should not have a significant impact on year-to-year market pay levels targeted by the Company.

Using the benchmark market information, the Committee and the Company develop market “going rates” of pay for base salary, total cash compensation (base salary plus annual incentives) and total direct compensation (total cash plus the expected value of long-term incentives). These going rates are used to create targeted salary, bonus and long-term incentive grant ranges that will be used for compensation administration purposes. The ranges for each component of direct compensation will be developed to ensure they are competitive with the appropriate marketplace.

The Program is structured to expressly tie a significant portion of the executive’s overall compensation to the performance of the Company and/or specific business units through the use of performance-based reward elements such as annual and long-term incentives. The following elements are included in the Program: base salary, annual incentives (the Management Incentive Plan), long-term incentives and other benefits based upon prevailing market norms. Actual levels of compensation received by participants will be a function of individual skill and contribution, Company and/or business unit performance and individual performance.

Base Salary.  Each participant in the Program is provided a salary based upon market compensation levels for his or her specific position or job function. An individual will be paid on the basis of his or her skills, contributions over time and annual performance. In establishing base salaries for each of the Company’s executive officers, the Committee may consider numerous factors, including (i) its assessment of the executive’s performance, (ii) the executive’s leadership in executing Company initiatives and his or her potential future contributions and ability to enhance long-term shareholder value, (iii) the nature and scope of the executive’s responsibilities, (iv) the executive’s contributions and importance to the Company, (v) the executive’s integrity and compliance with law and with the Company’s Code of Business Conduct and Ethics, and (vi) the executive’s historical compensation and the nature and extent of the executive’s other forms of compensation. Most participants who are performing well will be provided salaries that are generally consistent with the market. Each year, the participant’s salary will be reviewed and may be increased if warranted. In general, if a participant’s role and performance level have not changed significantly, and his or her salary is consistent with market levels of pay, the participant can typically expect a modest increase in base salary in that year.

Annual Incentives (Bonuses).  The Company has adopted a Management Incentive Plan (the “MIP”) which is designed to reward members of management and other key individuals for performance within the applicable fiscal year. The MIP provides for a target incentive opportunity for each participant consistent with market practice for his or her position or job function. If the Company, business unit (if applicable) and individual performance are each at target levels (as pre-approved by the Committee), the participant’s total cash compensation (base salary plus MIP incentive), is designed to be competitive with market practice for that role. If performance is above or below target, total cash compensation is likewise designed to be above or below market levels, respectively. The MIP is structured to provide a “pool” of incentive dollars based on pre-determined financial results for the applicable year as pre-approved by the Committee. The Committee approved the Company’s 2005 financial and operating objectives, and those of the two business units (Retail and Wholesale) in February 2005. The actual pool may exceed the target pool, or may be less than target, or even zero, based on the actual performance of the Company during such fiscal year. The pool is reviewed and approved by the Committee, and may be modified upward or downward in special circumstances. Once established and approved by the Committee, the pool of dollars is allocated among Program participants based on a combination of factors, including business unit performance versus target, if applicable, and individual performance on both pre-determined and other goals and objectives. Actual allocations are based on input from a participant’s direct manager, as well as the Chief

Executive Officer of the Company (utilizing input from senior management). The Committee and the Chief Executive Officer retain discretion to modify awards as and when they deem appropriate. The Compensation Committee is responsible for determining the actual incentive amount for the Chief Executive Officer.

In 2005, the Company did not fully achieve its pre-approved financial and operating objectives. As a result, the funding pool for the 2005 MIP was below the targeted amount and participants in the MIP received payments below their individual target amounts.

Long-Term Incentives (Stock Options and Awards).  The long-term incentive portion of the Program included two components in Fiscal 2005: stock option grants and the awarding of “performance shares” (as more fully described below). The combination of these two components of long-term compensation is targeted to provide market compensation opportunities for most Program participants (selected individuals may be granted awards less than, or more than market levels based on their role, performance and projected future impact on the organization). However, the Committee also considers the dilution and cost impact of equity compensation in determining the total pool of available shares subject to grant each year to ensure that its practices are not out-of-line with industry peers. Actual long-term compensation levels are therefore a function of grant levels (which will be based on a participant’s current performance and future role), the actual performance of the Company’s Common Stock, and the available pool of shares.

Generally, stock options will be granted with a 10 year term and will vest ratably over 4 years. Performance shares will typically vest after three-years, subject to the attainment by the Company of pre-determined financial performance factors (such as cumulative EPS performance over the three-year period or other metrics) approved in advance of the grant by the Committee. The actual number of performance shares eventually received at the end of the vesting period might be at target levels, above target, or below target levels (and, if threshold performance levels are not achieved, no shares will vest). The value of the shares at time of issuance will be the then applicable share price of the Company’s Common Stock.

Each of the Company’s Named Executive Officers received performance share awards and/or stock option grants as part of their total compensation for Fiscal 2005. Performance share awards and option grants were also made to other key management personnel. The Committee approved all such awards and option grants. The Company anticipates that stock awards or option grants will continue to be issued to Named Executive Officers and other key personnel in the future as part of the Program. The Committee believes that the long-term incentive component of the Program is an essential part of the overall compensation philosophy of the Company, and one which aligns the interests of the executives with those of the Company’s shareholders.

The Committee continues to review the Program and benchmark it against those of its peer group companies. Upon the recommendation of the compensation consultant retained by the Committee, in 2006 the Committee has added restricted stock awards as a third component of the long-term incentive portion of the Program.

Chairman and Chief Executive Officer Compensation.  Craig W. Rydin is the Chairman and Chief Executive Officer of the Company. The Committee is responsible for establishing Mr. Rydin’s compensation and for reviewing and approving at least annually those corporate goals and objectives relevant to such compensation. Mr. Rydin’s base salary in Fiscal 2005 was $726,243. Mr. Rydin’s bonus target for purposes of the 2005 MIP was established at 100% of his base salary actually paid during 2005. Mr. Rydin’s eligibility to receive a bonus payment under the MIP was contingent upon the Company’s attainment of certain pre-approved objectives, including objectives relating to earnings per share. As the Company did not fully attain all of its performance objectives, Mr. Rydin did not receive his target bonus amount. He was paid a bonus of $475,000 with respect to Fiscal 2005. As part of his Fiscal 2005 compensation Mr. Rydin was also granted 45,000 performance shares and in July 2005 received a stock option grant to purchase 45,000 shares of the Company’s Common Stock at $32.21 per share.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, the Company also intends to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company.

Compensation Committee of the Board of
Directors

Sandra J. Horbach (Chair)
Carol M. Meyrowitz
Michael B. Polk

Comparative Stock Performance Graph

The following graph compares the cumulative total stockholder return on the Company’s Common Stock between December 31, 2000 and December 31, 2005 with the cumulative total return of (i) Standard & Poor’s 500 Composite Index and (ii) the Standard & Poor’s Consumer Discretionary Index. The graph assumes the investment of $100.00 on December 31, 2000 in the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Consumer Discretionary Index, and assumes dividends are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE YANKEE CANDLE COMPANY, INC., THE S&P 500 INDEX,
AND THE S&P CONSUMER DISCRETIONARY INDEX

	Cumulative Total Return
	12/31/00	12/31/01	12/31/02	1/3/04	1/1/05	1/1/06
THE YANKEE CANDLE COMPANY, INC.	100.00	204.84	144.63	246.06	299.93	233.60
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
S & P CONSUMER DISCRETIONARY	100.00	102.79	78.31	107.61	121.85	114.10

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Indexes calculated on month-end basis.

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. At this Annual Meeting, the Company will be electing four Class I directors.

There are four Class I Directors whose terms expire at this Annual Meeting, three Class II directors whose terms expire at the 2007 Annual Meeting of Stockholders, and three Class III directors whose terms expire at the 2008 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors.

The persons named in the enclosed proxy will vote to elect MICHAEL G. ARCHBOLD, CAROL M. MEYROWITZ, MICHAEL B. POLK AND VIJAY VISHWANATH as Class I directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. Ms. Meyrowitz and Messrs. Archbold, Polk and Vishwanath are currently Class I directors of the Company. They have indicated their willingness to serve, if elected, but if they should be unable or unwilling to stand for election, proxies may be voted for substitute nominees designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

Set forth below are the names and certain information with respect to each director of the Company.

Class I Directors

MICHAEL G. ARCHBOLD has been a director of the Company since May 2005. Mr. Archbold is currently Executive Vice President/Chief Financial and Administrative Officer of Saks Fifth Avenue Enterprises, a retail division of Saks Incorporated, where he has served since October 2005. Prior to joining Saks Fifth Avenue, Mr. Archbold served as Executive Vice President and Chief Financial Officer of AutoZone, Inc., a leading retailer of automotive parts and accessories. Mr. Archbold joined AutoZone, Inc. in 2002 as Senior Vice President and Chief Financial Officer and was promoted to Executive Vice President and Chief Financial Officer in 2004. Prior to joining AutoZone, Mr. Archbold held various financial leadership positions of increasing responsibility with Barnes & Noble, Inc. from 1996-2002, and served as Vice President and Chief Financial Officer of Barnes & Noble’s Booksellers Division from 2000-2002. Prior to Barnes & Noble, Mr. Archbold served in various financial positions, including Assistant Controller, with Woolworth Corporation (now Foot Locker, Inc.) from 1988 to 1996. Mr. Archbold is 45 years old.

CAROL M. MEYROWITZ has been a director of the Company since September 2004. Ms. Meyrowitz is the President of The TJX Companies, Inc., a leading off-price apparel and home fashions retailer, and has served in that capacity since October 2005. Ms. Meyrowitz previously served as Senior Executive Vice President of TJX and President of The Marmaxx Group, an apparel division of TJX. Before being named Senior Executive Vice President of TJX in March 2004, Ms. Meyrowitz served as Executive Vice President of TJX from 2001-2004. Before being named President of Marmaxx in 2001, she had served as Executive Vice President, Merchandising for Marmaxx. Ms. Meyrowitz also previously held other leadership positions of increasing responsibility with TJX, as well as various senior leadership positions with Chadwick’s of Boston, a leading catalog retailer and formerly a division of TJX, and with TJX’s Hit or Miss division. From January 2005 to October 2005, Ms. Meyrowitz served as a consultant for TJX and for Berkshire Partners L.L.C., a private equity firm based in Boston. Ms. Meyrowitz is 52 years old.

MICHAEL B. POLK has been a director of the Company since June 2003. Mr. Polk is the Group Vice President, Unilever United States, one of the world’s largest consumer products companies. Prior to assuming his current position, Mr. Polk served as Group Vice President, Unilever and President, Unilever Foods United States. Mr. Polk also previously served as Senior Vice President, Marketing and Chief Operating Officer of Unilever Best Foods North America. Prior to joining Unilever in July 2003, Mr. Polk served as Group Vice President, Kraft Foods North America, and also served as President of Kraft Foods North America’s Biscuits, Snacks & Confectionery Divisions, from 2001 to 2003. Prior to that, Mr. Polk held several positions of increasing responsibility with Kraft Foods, including Group Vice President, Kraft Foods International from 2000 to 2001, Executive Vice President of Kraft Foods North America and General Manager of Kraft’s Post Cereal Division from 1998 to 1999 and Vice President, Category Sales Management and Strategy from 1997 to 1998. Mr. Polk joined Kraft Foods, Inc. in 1987. Prior to joining Kraft, Mr. Polk held various positions at Procter & Gamble from 1982 to 1985. Mr. Polk is 45 years old.

VIJAY VISHWANATH has been a director of the Company since April 2005. Mr. Vishwanath is a Partner in the Boston office of Bain & Company, a global strategy consulting firm. Mr. Vishwanath joined Bain & Company in 1987 and has led Bain & Company’s consumer products practice since 1996. Prior to joining Bain, Mr. Vishwanath was at Procter & Gamble from 1981 to 1984. Mr. Vishwanath has written extensively on a variety of consumer product issues and other marketing, branding and consumer-related matters. He is a regular contributor to The Harvard Business Review and other publications. Mr. Vishwanath is 46 years old.

Class II Directors

DALE F. FREY has been a director of the Company since June 2001. Mr. Frey, now retired, served as Chairman of the Board and President of General Electric Investment Corp. from 1984 through 1997. He also served as Vice President and Treasurer of General Electric Company from 1980 to 1984 and again from 1986 to 1994. Mr. Frey is also a director of Ambassador Group, Inc., Community Health Systems, Inc., K&F Industries Holdings, Inc. and McLeodUSA Incorporated. Mr. Frey is 73 years old.

MICHAEL F. HINES has been a director of the Company since February 2003. Mr. Hines is the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a leading national sporting goods retailer. Prior to joining Dick’s Sporting Goods in 1995, Mr. Hines served with Staples, Inc. from 1990-1995, most recently as Vice President, Finance. Prior to joining Staples, Mr. Hines spent twelve years in public accounting, the last eight years with Deloitte & Touche LLP from 1982 through 1990. Mr. Hines is 50 years old.

RONALD L. SARGENT has been a director of the Company since May 1999. Mr. Sargent is the Chairman, President and Chief Executive Officer of Staples, Inc., the pioneer of the office superstore concept and a leading office products retailer, and previously served as President and Chief Operating Officer from November 1998 to February 2002. Prior to that time, he served in various capacities since joining Staples in March 1989, including President — North American Operations from October 1997 to November 1998, President — Staples Contract & Commercial from June 1994 to October 1997, and Vice President — Staples Direct and Executive Vice President — Contract & Commercial from September 1991 until June 1994. Mr. Sargent also serves as a director of Staples, Inc., Aramark Corporation and Mattel, Inc. Mr. Sargent is 50 years old.

Class III Directors

SANDRA J. HORBACH has been a director of the Company since May 1998. Ms. Horbach is Managing Director and Global Partner of The Carlyle Group, a leading private equity firm. Prior to joining The Carlyle Group in July 2005, Ms. Horbach served as a general partner of Forstmann Little & Co., a leading leveraged buy-out and private equity firm, from 1993 to 2004 and as a general partner of FLC XXIX Partnership, L.P., a related partnership, from 1993 to 2004. She also serves as a director of Citadel Communications, Inc. Ms. Horbach is 45 years old.

CRAIG W. RYDIN is the Chairman of the Board of Directors, a position to which he was appointed in February 2003, and has been a director of the Company since April 2001. Mr. Rydin joined the Company in April 2001 and serves as the President and Chief Executive Officer. Prior to joining the Company, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company, a leading global manufacturer and marketer of high quality soup, sauce, beverage, baking, biscuit, confectionery and prepared food products, a position he had held since 1998. From 1996 to 1998 Mr. Rydin served as the President of the Godiva Chocolates division of Campbell. Prior to Godiva, Mr. Rydin had held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell. He also serves as a director of Priceline.com Incorporated. Mr. Rydin is 54 years old.

DOREEN A. WRIGHT has been a director of the Company since November 2003. Ms. Wright is the Senior Vice President and Chief Information Officer of Campbell Soup Company, a leading global manufacturer and marketer of high quality soup, sauce, beverage, baking, biscuit, confectionery and prepared food products, which she joined in 2001. During an interim period after joining Campbell Soup Company, she also served as the company’s top Human Resources executive in addition to her primary responsibilities. Prior to joining Campbell Soup Company, Ms. Wright served as EVP and Chief Information Officer of Nabisco, Inc. from 1999-2001. Prior to joining Nabisco, Ms. Wright held various key positions at Prudential Insurance Company, American Express Company and Bankers Trust Company. Ms. Wright is 49 years old.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as the Company’s independent auditors since May 1998. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2006. The Company is asking that its stockholders ratify the selection of Deloitte & Touche, LLP as its independent registered pubic accounting firm. Although such ratification is not required under applicable law or otherwise, the Company is submitting the selection of Deloitte & Touche, LLP to its stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider the matter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.

Principal Accountant Fees and Services

The following table summarizes the fees of Deloitte & Touche LLP, including the member firms of Deloitte Touche Tohmatsu, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and for other professional services:

Type of Fees	2005	2004

Audit Fees(1)	$692,585	$781,361
Audit-Related Fees(2)	0	33,389
Tax Fees(3)	85,495	77,411
All Other Fees(4)	0	0

Total	$778,080	$892,161

(1)	In accordance with the applicable SEC definitions and rules, “Audit Fees” are fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s financial statements for the applicable fiscal year, the audit of the Company’s internal control over financial reporting, and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the applicable fiscal year, or any services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the applicable fiscal year.

(2)	In accordance with the applicable SEC definitions and rules, “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services rendered during the applicable fiscal year that are reasonably related to the performance of the audit or review of the Company’s financial statements, and which are not reported as Audit Fees. The Audit-Related Fees billed for Fiscal 2004 were for services provided in connection with internal control reviews and other matters relating to Section 404 of the Sarbanes-Oxley Act.

(3)	In accordance with the applicable SEC definitions and rules, “Tax Fees” are fees billed by Deloitte & Touche LLP for professional services rendered for tax compliance, tax advice and tax planning. Tax compliance services, including the preparation, review and filing of federal and state tax returns, accounted for $33,726 of the total tax fees billed in 2005 and $37,159 of the total tax fees billed in Fiscal 2004. The remainder of the Fiscal 2005 and Fiscal 2004 Tax Fees were for certain tax research and advice.

(4)	In accordance with the applicable SEC definitions and rules, “All Other Fees” are fees billed by Deloitte & Touche LLP for products and services other than those reported as either Audit Fees, Audit-Related Fees or Tax Fees. There were no such fees in either Fiscal 2005 or Fiscal 2004.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

All of the fees disclosed above with respect to Fiscal 2005 related to services that were approved by the Audit Committee in accordance with the foregoing pre-approval policies and procedures.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC proxy rules, or otherwise act, in accordance with their judgment on such matters.

Amendment and Restatement of By-Laws

On June 2, 2005, the Board of Directors of the Company amended and restated the Company’s By-Laws, effective as of that date, to conform them to the provisions of the Massachusetts Business Corporation Act, a new statute governing Massachusetts corporations that took effect on July 1, 2004. Among the changes effected by the Amended and Restated By-Laws are:

•	electronic voting, notices and other communications among the Company, its directors and stockholders are now permitted;

•	standards of conduct for directors and officers and provisions regarding transactions in which a director has a conflict of interest have been added;

•	the provisions relating to the validity of proxies and notice and record dates for stockholder meetings have been brought into conformity with the new Massachusetts corporate statute;

•	additional provisions regarding the maintenance and inspection of corporate records have been added; and

•	the office and title of Clerk has been replaced with Secretary

The Board of Directors did not revise those provisions of the By-Laws that require stockholder approval, such as provisions relating to director removal and quorum and voting requirements. The Amended and Restated By-Laws were filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on June 8, 2005.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, officers and employees of the Company may solicit proxies in person or by telephone. The Company may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its outstanding Common Stock to file with the SEC initial reports of ownership of the Company’s Common Stock and other equity securities on a Form 3 and reports of changes in such beneficial ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the Company’s records and written representations by the persons required to file such reports, the filing requirements of Section 16(a) were satisfied on a timely basis with respect to the Company’s most recent fiscal year.

Stockholder Proposals

Proposals of stockholders submitted pursuant to Rule 14a-8 under the Exchange Act to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December 29, 2006 in order to be considered for inclusion in the Company’s proxy materials for the meeting. However, if the date of the 2007 Annual Meeting is more than 30 days before or after the first anniversary of the date of the 2006 Annual Meeting, then the deadline for submissions will be a reasonable time before the Company begins to print and mail its proxy materials for the 2007 Annual Meeting.

The Company’s by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act).

Stockholder nominations for election to the Company’s Board of Directors must be received by the Company’s Secretary not less than 90 days nor more 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of such annual meeting is more than 20 days before or 60 days after the anniversary of the prior year’s annual meeting, such nomination must be received by the Secretary not earlier than the 120th day prior to the date of such meeting and not later than the close of business on the later of (i) the date 90 days prior to the date of such meeting or (ii) the 7th day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first. The nominating notice must contain the information specified in the By-laws. No such stockholder nominations with respect to this Annual Meeting were received by the Company’s Secretary within the foregoing timeframes.

Householding of Annual Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call us at (413) 665-8306, or write us at the following address: The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, MA 01373. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

By Order of the Board of Directors

JAMES A. PERLEY
Secretary

South Deerfield, Massachusetts
April 21, 2006

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

002CS-11067

Annual Meeting Proxy Card

A	Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Michael G. Archbold	☐	☐

02 — Carol M. Meyrowitz	☐	☐

03 — Michael B. Polk	☐	☐

04 — Vijay Vishwanath	☐	☐

B	Issue
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006.	☐	☐	☐

In their discretion the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)

0 0 8 8 3 4 1	1 U P X	C O Y

Proxy — THE YANKEE CANDLE COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 8, 2006
This Proxy is solicited on behalf of the Board of Directors of the Company
The undersigned, having received notice of the Annual Meeting and management’s Proxy Statement therefor, and revoking all prior proxies, hereby appoints(s) Bruce H. Besanko and James A. Perley, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of The Yankee Candle Company, Inc. (the “Company”) to be held on Thursday, June 8, 2006 and any adjourned sessions thereof, and there to vote and act upon the stated matters on the reverse side in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.
Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting on adjourned session the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE.